UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2016

Donegal Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-15341	23-02424711
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

1195 River Road, Marietta, Pennsylvania		17547
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: 717-426-1931

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On December 16, 2016, Donegal Mutual Insurance Company (“Donegal Mutual”) issued a press release, a copy of which is attached to this Form 8-K Report as Exhibit 99.1 and is incorporated by reference in this Form 8-K Report.

Item 8.01.	Other Events.

Donegal Mutual and Mountain States Mutual Casualty Company (“Mountain States”) have signed an agreement (the “Agreement”) whereby, subject to various closing conditions that include applicable regulatory approvals and the approval of the policyholders of Mountain States, Mountain States will merge with and into Donegal Mutual (the “Merger”). Donegal Mutual will be the surviving company in the merger, and Mountain States’ insurance subsidiaries, Mountain States Indemnity Company and Mountain States Commercial Insurance Company, will become insurance subsidiaries of Donegal Mutual.

Mountain States currently conducts business together with its insurance subsidiaries as the Mountain States Insurance Group in the states of Colorado, New Mexico, Texas and Utah. The Mountain States Insurance Group writes commercial lines of insurance and had net premiums written of $42.3 million in 2015.

Donegal Mutual owns approximately 73% of the aggregate voting control of Donegal Group Inc. (“DGI”) through its ownership of approximately 46% of the outstanding shares of DGI’s Class A common stock and approximately 83% of the outstanding shares of DGI’s Class B common stock.

DGI is not a party to the Agreement and will have no financial interest in, or impact from, the Merger. For an indefinite period of time following the consummation of the Merger, Donegal Mutual will exclude the business of the Mountain States Insurance Group from its pooling agreement with Atlantic States Insurance Company (“Atlantic States”), an insurance subsidiary of DGI. Under the pooling agreement, Donegal Mutual and Atlantic States currently pool substantially all of their respective premiums, losses and loss expenses and share the underwriting results in proportion to their respective participation in the underwriting pool.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

99.1	Donegal Mutual press release dated December 16, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DONEGAL GROUP INC.

By:	/s/ Jeffrey D. Miller
Jeffrey D. Miller, Executive Vice
President and Chief Financial Officer

Date: December 16, 2016